SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             Amendment No. 2 (Final)

                                       To

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                           Acme-Cleveland Corporation
                           --------------------------
                                (Name of Issuer)

                          Common Stock, $1.00 par value
                         (Title of Class of Securities)

                                    004626107
                                 --------------
                                 (CUSIP Number)


                              David P. Levin, Esq.
                Kramer, Levin, Naftalis, Nessen, Kamin & Frankel
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100
                     --------------------------------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                  June 7, 1996
                               ------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
schedule because of Rule 13d-1(b)(3) or (4), check the following box:        |_|

Check the following box if a fee is being paid with this statement:          |_|


                               Page 1 of 11 pages

                                  SCHEDULE 13D

CUSIP No. 004626107                                           Page 2 of 11 Pages
- --------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN & CO., L.P.                               13-3321472

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                  (b) SEE ITEM 5

3)      SEC USE ONLY

4)      SOURCE OF FUNDS

                  WC

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

                               7)     SOLE VOTING POWER
                                      Not Applicable
        NUMBER
        OF                     8)     SHARED VOTING POWER
        SHARES                        200,000 (See Item 5)
        BENEFICIALLY
        OWNED BY               9)     SOLE DISPOSITIVE POWER
        EACH                          Not Applicable
        REPORTING
        PERSON                 10)    SHARED DISPOSITIVE POWER
        WITH                          200,000 (See Item 5)

11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON 200,000 (See Item 5)

12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.1% (See Item 5)

14)     TYPE OF REPORTING PERSON
                  PN

                                  SCHEDULE 13D

CUSIP No. 004626107                                           Page 3 of 11 Pages
- --------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN FOCUS FUND L.P.                           13-3746015

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                  (b) SEE ITEM 5

3)      SEC USE ONLY

4)      SOURCE OF FUNDS

                  WC

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

                               7)     SOLE VOTING POWER
                                      Not Applicable
        NUMBER
        OF                     8)     SHARED VOTING POWER
        SHARES                        40,000 (See Item 5)
        BENEFICIALLY
        OWNED BY               9)     SOLE DISPOSITIVE POWER
        EACH                          Not Applicable
        REPORTING
        PERSON                 10)    SHARED DISPOSITIVE POWER
        WITH                          40,000 (See Item 5)

11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON 40,000 (See Item 5)

12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .6% (See Item 5)

14)     TYPE OF REPORTING PERSON
                  PN

                                  SCHEDULE 13D

CUSIP No. 004626107                                           Page 4 of 11 Pages
- --------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN INTERNATIONAL LIMITED

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                  (b) SEE ITEM 5

3)      SEC USE ONLY

4)      SOURCE OF FUNDS

                  WC

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  BRITISH VIRGIN ISLANDS

                               7)     SOLE VOTING POWER
                                      Not Applicable
        NUMBER
        OF                     8)     SHARED VOTING POWER
        SHARES                        30,000 (See Item 5)
        BENEFICIALLY
        OWNED BY               9)     SOLE DISPOSITIVE POWER
        EACH                          Not Applicable
        REPORTING
        PERSON                 10)    SHARED DISPOSITIVE POWER
        WITH                          30,000 (See Item 5)

11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON 30,000 (See Item 5)

12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .5% (See Item 5)

14)     TYPE OF REPORTING PERSON
                  CO

                                  SCHEDULE 13D

CUSIP No. 004626107                                           Page 5 of 11 Pages
- --------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN PARTNERS, L.P.                            13-3544838

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                  (b) SEE ITEM 5

3)      SEC USE ONLY

4)      SOURCE OF FUNDS

                  AF

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

                               7)     SOLE VOTING POWER
                                      Not Applicable
        NUMBER
        OF                     8)     SHARED VOTING POWER
        SHARES                        240,000 (See Item 5)
        BENEFICIALLY
        OWNED BY               9)     SOLE DISPOSITIVE POWER
        EACH                          Not Applicable
        REPORTING
        PERSON                 10)    SHARED DISPOSITIVE POWER
        WITH                          240,000 (See Item 5)

11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON 240,000 (See Item 5)

12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.7% (See Item 5)

14)     TYPE OF REPORTING PERSON
                  PN

                                  SCHEDULE 13D

CUSIP No. 004626107                                           Page 6 of 11 Pages
- --------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN PARTNERS INC.                             13-3537972

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                  (b) SEE ITEM 5

3)      SEC USE ONLY

4)      SOURCE OF FUNDS

                  AF

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

                               7)     SOLE VOTING POWER
                                      Not Applicable
        NUMBER
        OF                     8)     SHARED VOTING POWER
        SHARES                        270,000 (See Item 5)
        BENEFICIALLY
        OWNED BY               9)     SOLE DISPOSITIVE POWER
        EACH                          Not Applicable
        REPORTING
        PERSON                 10)    SHARED DISPOSITIVE POWER
        WITH                          270,000 (See Item 5)

11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON 270,000 (See Item 5)

12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        4.2% (See Item 5)

14)     TYPE OF REPORTING PERSON
                  CO

                                  SCHEDULE 13D

CUSIP No. 004626107                                           Page 7 of 11 Pages
- --------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  MARK DICKSTEIN

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                  (b) SEE ITEM 5

3)      SEC USE ONLY

4)      SOURCE OF FUNDS

                  AF

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES

                               7)     SOLE VOTING POWER
                                      Not Applicable
        NUMBER
        OF                     8)     SHARED VOTING POWER
        SHARES                        270,000 (See Item 5)
        BENEFICIALLY
        OWNED BY               9)     SOLE DISPOSITIVE POWER
        EACH                          Not Applicable
        REPORTING
        PERSON                 10)    SHARED DISPOSITIVE POWER
        WITH                          270,000 (See Item 5)

11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON 270,000 (See Item 5)

12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        4.2% (See Item 5)

14)     TYPE OF REPORTING PERSON
                  IN

                     Amendment No. 2 (Final) to Schedule 13D

     This statement amends the Schedule 13D, dated March 22, 1996, as amended by Amendment No. 1 dated June 5, 1996, (the "Schedule 13D"), filed by Dickstein & Co., L.P. ("Dickstein & Co."), Dickstein Focus Fund L.P. ("Dickstein Focus"), Dickstein International Limited ("Dickstein International"), Dickstein Partners, L.P. ("Dickstein Partners"), Dickstein Partners Inc. ("Dickstein Inc.") and Mark Dickstein with respect to the Common Stock, $1.00 par value (the "Common Stock"), of Acme-Cleveland Corporation, an Ohio corporation (the "Company"). Notwithstanding this Amendment No. 2, the Schedule 13D speaks as of its date. Capitalized terms used without definition have the meanings ascribed to them in the Schedule 13D.

I. Items 5(a), 5(c) and 5(e) of the Schedule 13D, "Interest in Securities of the Issuer", are amended and restated as follows:

     "(a) The Reporting Persons beneficially own an aggregate of 270,000 shares of Common Stock, representing approximately 4.2% of the Common Stock outstanding. Dickstein & Co. owns 200,000 of such shares, representing approximately 3.1% of the Common Stock outstanding, Dickstein Focus owns 40,000 of such shares, representing approximately .6% of the Common Stock outstanding and Dickstein International beneficially owns 30,000 of such shares, representing approximately .5% of the Common Stock outstanding.(1)

     (c) Except for the transactions set forth on Schedule II annexed hereto and to the Amendment No. 1 to the Schedule 13D, none of the persons identified in
Item 2 has effected any transactions in the Common Stock during the past 60 days. All such transactions were effected in the open market.

     (e) The Reporting Persons ceased to the owner of more than 5% of the Common Stock on June 7, 1996. Accordingly, the Reporting Persons no longer have a reporting obligation under Section 13(d) of the Securities Exchange Act with respect to the Common Stock and the Reporting Persons intend not to further amend their report on Schedule 13D to reflect changes in the facts set forth herein which may occur after the date hereof."

(1) Percentages are based upon 6,424,578 shares of Common Stock reported outstanding as of April 17, 1996 in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

                                    SIGNATURE


     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Date:  June 10, 1996

                            DICKSTEIN & CO., L.P.

                            By:      Alan Cooper, as Vice President
                                     of Dickstein Partners Inc.,
                                     the general partner of
                                     Dickstein Partners, L.P., the
                                     general partner of Dickstein &
                                     Co., L.P.

                            /s/ Alan Cooper
                            Name:  Alan Cooper

                            DICKSTEIN FOCUS FUND L.P.

                            By:      Alan Cooper, as Vice President
                                     of Dickstein Partners Inc.,
                                     the general partner of
                                     Partners, L.P., the general
                                     partner of Dickstein Focus
                                     Fund L.P.

                            /s/ Alan Cooper
                            Name:  Alan Cooper

                            DICKSTEIN INTERNATIONAL LIMITED

                            By:      Alan Cooper, as Vice President
                                     of Dickstein Partners Inc.,
                                     the agent of Dickstein
                                     International Limited

                            /s/ Alan Cooper
                            Name:  Alan Cooper

                            DICKSTEIN PARTNERS, L.P.

                            By:      Alan Cooper, as Vice President
                                     of Dickstein Partners Inc.,
                                     the general partner of
                                     Dickstein Partners, L.P.

                            /s/ Alan Cooper
                            Name:  Alan Cooper

                            DICKSTEIN PARTNERS INC.

                            By:      Alan Cooper, as Vice President

                            /s/ Alan Cooper
                            Name:  Alan Cooper

                            /s/ Mark Dickstein
                            Mark Dickstein

                                   SCHEDULE II

                             TRANSACTIONS IN COMMON
                       STOCK OF ACME-CLEVELAND CORPORATION
                          DURING THE PRECEDING 60 DAYS


Shares Sold by Dickstein & Co., L.P.
- ------------------------------------

            Number of
            Shares       Price per                          Total
Date        Sold           share        Commission          Proceeds

6/7/96      100,000       $29.75        $  6,114.17         $2,968,885.83

Shares Sold by Dickstein International Limited
- ----------------------------------------------

             Number of
             Shares       Price per                         Total
Date         Sold           share       Commission          Proceeds

6/7/96       15,000       $29.75        $  929.88           $445,320.12

Shares Sold by Dickstein Focus Fund L.P.
- ----------------------------------------

             Number of
             Shares        Price per                        Total
Date         Sold          share        Commission          Proceeds

6/7/96       20,000        $29.75       $ 1,234.84          $593,765.16

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